EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Wednesday, April 29, 2015

SIMMONS FIRST NATIONAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE
OZARK TRUST AND INVESTMENT CORPORATION

Pine Bluff, Arkansas – Simmons First National Corporation (NASDAQ-GS: SFNC) announced today that it has entered into a definitive agreement and plan of merger (“Agreement”) with Ozark Trust and Investment Corporation (“OTIC”), headquartered in Springfield, Missouri, including its wholly-owned non-depository trust subsidiary Trust Company of the Ozarks (“TCO”).  According to the terms of the Agreement, Simmons First National Corporation (“Simmons” or “Company”) will acquire all of the outstanding common stock of OTIC in a cash and stock transaction valued at approximately $20.7 million (based on the Company’s April 27, 2015 closing price), subject to potential adjustments.  The transaction is expected to be immediately accretive to the Company’s diluted core earnings per common share.

Founded in 1998, TCO provides a wide range of financial services for its clients including investment management, trust services, IRA rollovers or transfers, successor trustee services, personal representatives (executor of wills) and custodial services.  As Simmons’ first acquisition of a fee-only financial firm, TCO provides a new wealth management capability that can be leveraged across the Company’s entire geographic footprint.

“Wealth management is an important growth business for us, and we are excited about this strategic opportunity,” said George A. Makris, Jr., Chairman and Chief Executive Officer of Simmons. “This acquisition increases our total assets under management by more than $1 billion, enhances our existing wealth management product offering, provides us with a talented and creative team of wealth management professionals who have built and grown a successful business and expands our presence in the important Southwest Missouri market.  In addition, we view this transaction as a mutually beneficial one, as the talented team at TCO now has the entire portfolio of Simmons’ products and services to provide to its more than 1,300 clients.”

“We are proud to welcome the associates of TCO to the Simmons Family,” said Marty D. Casteel, Chairman, President and Chief Executive Officer of Simmons First National Bank (“Simmons Bank”).  “TCO is one of the region’s strongest and soundest trust and investment management firms.  The skilled TCO staff has more than 200 combined years of experience in trust and investment planning, administration and portfolio management.  Together, we expect to continue the exceptional growth and quality customer service for which TCO is known and further establish Simmons as a premier community banking organization.”

TCO Financial Highlights (as of 3/31/2015):

•	Assets Under Management: $1.1 billion
•	Number of Accounts: 1,346
•	Number of Clients: 1,314

“Simmons was a natural fit for us, as the two organizations share a common philosophy and approach to wealth management based on putting the client’s needs first in our respective planning processes,” said Jay D. Burchfield, Chairman of OTIC.  “With Simmons’ financial strength, breadth of services and marketing expertise supporting our business, we believe we can provide our clients with an even more comprehensive suite of products and services to support their overall financial needs.”

The staff at TCO will work closely with Joe Clement, President of Simmons First Trust Company, N.A., and Gary Metzger, EVP & Missouri / Kansas Regional Chairman of Simmons Bank, to maximize client, technology and employee resources.  Mr. Metzger previously served on the OTIC and TCO boards of directors.  Clients of TCO will continue to work with their current dedicated team, and will now have access to the full range of products and services provided by Simmons Bank, including retail banking, credit cards, insurance and more.

Under the terms of the Agreement, each outstanding share of common stock of OTIC held by banks or bank holding companies will be converted into the right to receive $701.9268 in cash and each share of common stock or common stock equivalents held by any other type of shareholder will be converted into the right to receive 16.7205 shares of the Company’s common stock, all subject to certain conditions and potential adjustments.  Simmons owns 1,000 shares of OTIC’s common stock, which it acquired through its acquisition of Liberty Bancshares, Inc. in February 2015.  The transaction is subject to the routine regulatory review by the Missouri Department of Finance and other customary closing conditions.  The transaction is expected to close during the third quarter of 2015.  Upon closing, OTIC will merge into the Company.  Additional information regarding the acquisition is provided in a supplemental presentation available under the “Investor Relations” section of the Company's website at www.simmonsfirst.com.

Simmons was advised by Sterne, Agee & Leach, Inc. and the law firm of Quattlebaum, Grooms & Tull, PLLC.  Simmons engaged the services of Pohl Consulting and Training, Inc. to assist in the account-level due diligence review of TCO.  OTIC was advised by Keefe, Bruyette & Woods, Inc., a Stifel Company, and the law firm of Wieland & Condry, LLC.

About Simmons First National Corporation

Simmons First National Corporation is a financial holding company, headquartered in Pine Bluff, Arkansas with total assets of $7.8 billion conducting financial operations throughout Arkansas, Kansas, Missouri and Tennessee.  The Company’s wholly-owned subsidiary, Simmons First National Bank, offers comprehensive financial solutions delivered with a client-centric approach. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the Ozark Trust and Investment Corporation acquisition are based on currently available information.  Actual results could differ materially after the consummation of this acquisition.  Additional information on factors that might affect Simmons First National Corporation’s financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with this proposed transaction, the Company will file a registration statement on Form S-4, and the Ozark Trust & Investment Corporation will file proxy statement/prospectuses and other relevant documents concerning the proposed transactions with the SEC. Investors and security holders are urged to read the registration statement and the proxy statements/prospectuses and any other relevant documents filed with the SEC when they become available. These materials may be obtained free of charge at the SEC’s website at www.sec.gov or from the Company by directing such request to: Investor Relations, Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71611-7009 or from the Company’s Investor Relations page on its corporate website at www.simmonsfirst.com.

####

FOR MORE INFORMATION CONTACT:

DAVID W. GARNER
Executive Vice President & Investor Relations Officer
Simmons First National Corporation
(870) 541-1000